EXHIBIT 2.1

STOCK PURCHASE AGREEMENT

among

DAVID TORTORELLI,

HEATHER TORTORELLI,

TELLENGER, INC.,

and

INFORMATION ANALYSIS INCORPORATED

dated as of

April 7, 2021

i

ii

iii

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of April 7, 2021, is entered into by and among David Tortorelli and Heather Tortorelli (“Sellers”), and Information Analysis Incorporated, a Virginia corporation (“Buyer”).

RECITALS

WHEREAS, Sellers own all of the issued and outstanding shares of common stock, par value $1.00 per share (the “Shares”), of Tellenger, Inc., a Maryland corporation (the “Company”); and

WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Shares, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE

Section 1.01    Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the Shares, free and clear of any mortgage, pledge, lien, charge, security interest, claim, community property interest, option, equitable interest, restriction of any kind (including any restriction on use, voting, transfer, receipt of income, or exercise of any other ownership attribute), or other encumbrance (each, an “Encumbrance”).

Section 1.02    Purchase Price. The purchase price for the Shares (the “Purchase Price”) shall be (i) two million three hundred thousand dollars ($2,300,000.00) paid in cash (the “Cash Consideration”), as increased or decreased pursuant to the adjustments set forth in Section 2.04, and (ii) two hundred thousand dollars ($200,000.00) shall be paid in the form of shares of the Buyer’s common stock as set forth in Section 2.03(a)(ii).

Section 1.03    Personal Property. The items set forth on Schedule 1.03 shall be deemed to have been conveyed by the Company to the Sellers immediately prior to the Closing, and are excluded from the transactions contemplated by this Agreement.

ARTICLE II

CLOSING

Section 2.01    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement on the date of this Agreement (the “Closing Date”) at the offices of Greenberg Traurig, LLP, 1750 Tysons Boulevard #1000, McLean, Virginia, or remotely by exchange of documents and signatures (or their electronic counterparts). The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. Eastern time on the Closing Date.

Section 2.02    Sellers Closing Deliverables. At the Closing, Sellers shall deliver to Buyer the following:

(a)    Share certificates evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank.

(b)    The Transaction Documents and all other agreements, documents, instruments or certificates required to be executed and delivered by Sellers at or prior to the Closing.

(c)    A certificate of the Secretary (or other officer) of the Company certifying: (i) that attached thereto are true and complete copies of all resolutions of the board of directors and the stockholders of the Company authorizing the execution, delivery, and performance of this Agreement, the Escrow Agreement, and the other agreements, instruments, and documents required to be delivered in connection with this Agreement or at the Closing (collectively, the “Transaction Documents”) to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect; (ii) the names, titles, and signatures of the officers of the Company authorized to sign this Agreement and the other Transaction Documents; and (iii) that attached thereto are true and complete copies of the governing documents of the Company, including any amendments or restatements thereof, and that such governing documents are in full force and effect.

(d)    Resignations of the directors and officers of the Company, effective as of the Closing Date.

(e)    Agreements in exchange for option grants with each of Cale Pantke and Jesse Kieffer, in a form reasonably acceptable to Buyer.

(f)    Executed agreement from Heather Tortorelli for her continuing employment with the Company.

(g)    The consents and notices, as applicable, listed on Section 3.05 of the Disclosure Schedules.

(h)    A good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction in which the Company is organized and each jurisdiction where the Company is required to be qualified, registered, or authorized to do business. The term “Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court, or tribunal of competent jurisdiction.

(i)    A certificate pursuant to Treasury Regulations Section 1.1445-2(b) that the Sellers are not foreign persons within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”).

(j)    A certificate executed by the Chief Executive Officer of the Company certifying on behalf of the Company as of the close of business on the Closing Date an itemized list of all outstanding (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (other than current liabilities taken into account in the calculation of Closing Working Capital), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g) (“Indebtedness”) with respect to the Company, and the Person to whom such outstanding Indebtedness is owed and an aggregate total of such outstanding Indebtedness (the “Closing Indebtedness Certificate”).

(k)    A certificate executed by the Chief Executive Officer of the Company, certifying the amount of all fees and expenses incurred by the Company or Sellers at or prior to the Closing in connection with the preparation, negotiation and execution of the Transaction Documents, the performance and consummation of the transactions contemplated hereby and thereby (“Transaction Expenses”) remaining unpaid as of the close of business on the Closing Date (including an itemized list of each such unpaid Transaction Expense with a description of the nature of such expense and the person to whom such expense is owed) (the “Closing Transaction Expenses Certificate”).

Section 2.03    Buyer’s Deliveries. At the Closing, Buyer shall:

(a)    deliver the following to Sellers:

(i)    the Closing Date Payment minus the aggregate amount delivered to the Escrow Agent pursuant hereto (other than amount of the Escrow Agent fee) by wire transfer of immediately available funds to an account designated in writing by Sellers to Buyer no later than two (2) days prior to the Closing Date;

(ii)    as additional consideration for the Shares, Buyer shall issue to Sellers shares of Buyer common stock (the “Buyer Shares”) equal in number to the quotient of (A) $200,000 and (B) the volume weighted average price per share of Buyer common stock as reported by Bloomberg, L.P. for the ten (10) trading days prior to the Closing;

(iii)    a certificate of the Secretary (or other officer) of Buyer certifying: (i) that attached thereto are true and complete copies of all resolutions of the board of directors of Buyer authorizing the execution, delivery, and performance of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect; and (ii) the names, titles, and signatures of the officers of Buyer authorized to sign this Agreement and the other Transaction Documents to which it is a party;

(iv)    an executed agreement with Heather Tortorelli for her continuing employment with the Company after the Closing; and

(v)    the Transaction Documents and all other agreements, documents, instruments or certificates required to be executed and delivered by Buyer at or prior to the Closing.

(b)    pay, on behalf of the Company or Sellers, the following amounts:

(i)    Indebtedness of the Company to be paid at Closing, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Closing Indebtedness Certificate; and

(ii)    any Transaction Expenses unpaid at Closing, by wire transfer of immediately available funds to the accounts and in the amounts specified on the Closing Transaction Expenses Certificate.

(c)    deliver to Citizens Bank, N.A. (the “Escrow Agent”):

(i)    One hundred thousand dollars ($100,000.00) (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Purchase Price Adjustment Escrow Fund”) by wire transfer of immediately available funds to accounts designated by the Escrow Agent, to be held for the purpose of securing the obligations of Sellers in Section 2.04(d);

(ii)    One hundred seventy-two thousand dollars ($172,000.00) (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Indemnification Escrow Fund”) by wire transfer of immediately available funds to accounts designated by the Escrow Agent, to be held for the purpose of securing the indemnification obligations of Sellers set forth in ARTICLE VII and the obligations of Sellers in Section 2.04(d) and Section 6.07;

(iii)    One thousand five hundred dollars ($1,500.00) in payment of the Escrow Agent’s fee, which amount shall not be deducted from the amount payable to Sellers pursuant to Section 2.03(a)(i); and

(iv)    the Escrow Agreement.

Notwithstanding any provision of the Escrow Agreement to the contrary, Buyer shall be solely responsible for all fees and expenses of the Escrow Agent, and shall reimburse Sellers for any payment of such fees and expenses they incur pursuant to the Escrow Agreement.

Section 2.04    Purchase Price Adjustment.

(a)    Closing Adjustment.

(i)    At the Closing, the Cash Consideration shall be adjusted in the following manner:

(A)    either (1) an increase by the amount, if any, by which the Estimated Closing Working Capital (as determined in accordance with Section 2.04(a)(ii)) is greater than two hundred twenty five thousand dollars ($225,000.00) (the “Target Working Capital”), or (2) a decrease by the amount, if any, by which the Estimated Closing Working Capital is less than the Target Working Capital;

(B)    a decrease by the outstanding Indebtedness of the Company as of the close of business on the Closing Date; and

(C)    a decrease by the amount of unpaid Transaction Expenses of the Company as of the close of business on the Closing Date.

The net amount after giving effect to the adjustments listed above shall be the “Closing Date Payment.”

(ii)    Before the Closing, the Company shall prepare and deliver to Buyer a statement setting forth its good faith estimate (the “Estimated Closing Working Capital”) of all current assets of the Company (exclusive of cash in the amount of one hundred fifty thousand dollars ($150,000) (the “Retained Cash”) which shall not be included in the Estimated Closing Working Capital) which Sellers shall retain in the Company) less all current liabilities of the Company (excluding Indebtedness and Transaction Expenses) determined in accordance with GAAP (“Working Capital”), which statement shall contain an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”), and a certificate of the Chief Executive Officer of the Company that the Estimated Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such Estimated Closing Working Capital Statement was being prepared as of a fiscal year end.

(b)    Post-Closing Adjustment.

(i)    Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Sellers a statement (the “Closing Working Capital Statement”) setting forth its calculation of the Working Capital including the Retained Cash determined as of the close of business on the Closing Date (the “Closing Working Capital”), which statement shall contain a balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital including the Retained Cash and a certificate of the Chief Financial Officer of Buyer that the Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such Closing Working Capital Statement was being prepared as of a fiscal year end.

(ii)    The post-closing adjustment of the Cash Consideration (the “Post-Closing Adjustment”) shall be accomplished by either (1) an increase by the amount, if any, by which the Closing Working Capital including the Retained Cash is greater than Estimated Closing Working Capital, or (2) a decrease by the amount, if any, by which the Closing Working Capital including the Retained Cash is less than the Estimated Closing Working Capital.

(c)    Examination and Review.

(i)    Examination. After receipt of the Closing Working Capital Statement, Sellers shall have thirty (30) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Sellers and their accountants shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, Buyer and/or Buyer’s accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Working Capital Statement as Sellers may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of Buyer or the Company.

(ii)    Objection. On or prior to the last day of the Review Period, Sellers may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Sellers’ objections in reasonable detail, indicating each disputed item or amount and the basis for Sellers’ disagreement therewith (the “Statement of Objections”). If Sellers fail to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Sellers. If Sellers deliver the Statement of Objections before the expiration of the Review Period, Buyer and Sellers shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Sellers, shall be final and binding.

(iii)    Resolution of Disputes. If Sellers and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of a regional accounting firm mutually acceptable to Buyer and Sellers, other than Sellers’ accountants or Buyer’s accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv)    Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Sellers, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Sellers and Buyer.

(v)    Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(d)    Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, shall (A) be due (x) within five (5) days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five (5) days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Sellers, as the case may be. Any payment of the Post-Closing Adjustment owed by Sellers to Buyer shall be paid by the Escrow Agent pursuant to the terms of the Escrow Agreement: (i) from the Purchase Price Adjustment Escrow Fund; and (ii) to the extent the amount of the Post-Closing Adjustment exceeds the amount available in the Purchase Price Adjustment Escrow Fund, from the Indemnification Escrow Fund. Thereafter, any funds remaining in the Purchase Price Adjustment Escrow Fund shall be disbursed to Sellers. The amount of any Post-Closing Adjustment shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to 10%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

(e)    Adjustments for Tax Purposes. Any payments made pursuant to Section 2.04 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers represent and warrant to Buyer that the statements contained in this Article III are true and correct as of the date hereof. For purposes of this Article III, “Sellers’ knowledge,” “knowledge of Sellers,” and any similar phrases shall mean the actual or constructive knowledge of Sellers, after due inquiry.

Section 3.01    Capacity of Sellers. Sellers have the capacity to enter into this Agreement and the other Transaction Documents to which Sellers are parties, to carry out their obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement and each Transaction Document to which Sellers are parties constitute legal, valid, and binding obligations of Sellers enforceable against Sellers in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization and other laws and principles of equity as may affect enforceability.

Section 3.02    Organization, Authority, and Qualification of the Company. The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Maryland and has full corporate power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02 of the disclosure schedules, attached hereto and made a part hereof, delivered by Sellers concurrently with the execution, closing, and delivery of this Agreement (the “Disclosure Schedules”) sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All corporate actions taken by the Company in connection with this Agreement and the Transaction Documents have been duly authorized.

Section 3.03    Capitalization.

(a)    The authorized shares of the Company consist of one thousand (1,000) shares of common stock, par value $1.00 per share, of which two hundred (200) shares are issued and outstanding and constitute the Shares. All of the Shares have been duly authorized, are validly issued, fully paid and nonassessable, and are owned of record and beneficially by Sellers, free and clear of all Encumbrances. Upon the transfer, assignment, and delivery of the Shares and payment therefor in accordance with the terms of this Agreement, Buyer shall own all of the Shares, free and clear of all Encumbrances.

(b)    All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement or commitment to which Sellers or the Company is a party or is subject to or in violation of any preemptive or similar rights of any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity (each, a “Person”).

(c)    There are no outstanding or authorized options, warrants, convertible securities, stock appreciation, phantom stock, profit participation, or other rights, agreements, or commitments relating to the shares of the Company or obligating Sellers or the Company to issue or sell any shares of, or any other interest in, the Company. There are no voting trusts, stockholder agreements, proxies, or other agreements in effect with respect to the voting or transfer of any of the Shares.

Section 3.04    No Subsidiaries. The Company does not have, or have the right to acquire, an ownership interest in any other Person.

Section 3.05    No Conflicts or Consents. The execution, delivery, and performance by Sellers and the Company of this Agreement and the other Transaction Documents to which they are parties, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the articles of incorporation, by-laws, or other governing documents of the Company; (b) violate or conflict with any provision of any statute, law, ordinance, regulation, rule, code, treaty, or other requirement of any Governmental Authority (collectively, “Law”) or any order, writ, judgment, injunction, decree, determination, penalty, or award entered by or with any Governmental Authority (“Governmental Order”) applicable to Sellers or the Company; (c) require the consent, notice, or filing with or other action by any Person or require any Permit, license, or Governmental Order; (d) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, or modify any contract, lease, deed, mortgage, license, instrument, note, indenture, joint venture, or any other agreement, commitment, or legally binding arrangement, whether written or oral (collectively, “Contracts”), to which Sellers or the Company is a party or by which Sellers or the Company is bound or to which any of their respective properties and assets are subject; or (e) result in the creation or imposition of any Encumbrance on any properties or assets of the Company.

Section 3.06    Financial Statements. Complete copies of the Company’s financial statements consisting of (a) the balance sheet of the Company as at December 31, in each of the years 2018, 2019, and 2020 and the related statement of income for the years then ended, and (b) the balance sheet of the Company as at February 28, 2021 and the related statements of income for the two (2) months then ended (collectively, the “Financial Statements”) are included in the Disclosure Schedules. The Financial Statements are based on the books and records of the Company and fairly present the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated in all material respects. The balance sheet of the Company as of February 28, 2021 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”.

Section 3.07    Undisclosed Liabilities. The Company has no liabilities, obligations, or commitments of any nature whatsoever, whether asserted, known, absolute, accrued, matured, or otherwise (collectively, “Liabilities”), except: (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date.

Section 3.08    Absence of Certain Changes, Events, and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any change, event, condition, or development that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise), or assets of the Company.

Section 3.09    Material Contracts.

(a)    Section 3.09(a) of the Disclosure Schedules lists each Contract that is material to the Company (such Contracts, together with all Contracts concerning the occupancy, management, or operation of any Real Property (as defined in Section 3.10(a)), being “Material Contracts”), including the following:

(i)    each Contract of the Company involving aggregate consideration in excess of five thousand dollars ($5,000.00) and which, in each case, cannot be cancelled by the Company without penalty or without more than thirty (30) days’ notice;

(ii)    all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax (as defined in Section 3.19(a)), environmental, or other Liability of any Person;

(iii)    all Contracts relating to Intellectual Property (as defined in Section 3.11(a)), including all licenses, sublicenses, settlements, coexistence agreements, covenants not to sue, and permissions;

(iv)    except for Contracts relating to trade payables, all Contracts relating to Indebtedness (including, without limitation, guarantees) of the Company; and

(v)    all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time.

(b)    Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to Sellers’ knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any written or oral notice of any intention to terminate, any Material Contract. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.10    Real Property; Title to Assets.

(a)    Section 3.10(a) of the Disclosure Schedules lists all real property in which the Company has a leasehold (or subleasehold) interest (together with all buildings, structures, and improvements located thereon, the “Real Property”), including: (i) the street address of each parcel of Real Property; (ii) for Real Property that is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease, and any termination or renewal rights of any party to the lease; and (iii) the current use of each parcel of Real Property. Sellers have delivered or made available to Buyer true, correct, and complete copies of all Contracts, title insurance policies, and surveys relating to the Real Property. The Company does not own any Real Property.

(b)    The Company holds title to or has a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date (other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date). All Real Property and such personal property and other assets (including leasehold interests) are free and clear of Encumbrances except for those items set forth in Section 3.10(b) of the Disclosure Schedules.

(c)    The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to possess, lease, occupy, or use any leased Real Property. The use of the Real Property in the conduct of the Company’s business does not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit, or Contract.

Section 3.11    Intellectual Property.

(a)    The term “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) issued patents and patent applications; (ii) trademarks, service marks, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing; (iii) copyrights, including all applications and registrations; (iv) trade secrets, know-how, inventions (whether or not patentable) and technology, and all rights therein; (v) internet domain names and social media accounts and pages; and (vi) other intellectual property and related proprietary information, rights, interests, and protections.

(b)    Section 3.11(b)(i) of the Disclosure Schedules lists all issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing that are owned by the Company (the “Company IP Registrations”). Section 3.11(b)(ii) of the Disclosure Schedules lists all material unregistered Intellectual Property to the extent identifiable. The Company owns or has the valid and enforceable right to use (except as applicable bankruptcy, insolvency, reorganization and other laws and principles of equity may affect enforceability) all Intellectual Property used or held for use in or necessary for the conduct of the Company’s business as currently conducted or as proposed to be conducted (the “Company Intellectual Property”), free and clear of all Encumbrances. All of the Company Intellectual Property is valid, and all Company IP Registrations are subsisting, enforceable, and in full force and effect. The Company has taken all reasonable and necessary steps that would be taken by a similarly situated business to maintain and enforce the Company Intellectual Property.

(c)    The conduct of the Company’s business as currently and formerly conducted has not infringed, misappropriated, or otherwise violated the Intellectual Property or other rights of any Person. To the Sellers’ knowledge no Person has infringed, misappropriated, or otherwise violated any Company Intellectual Property.

Section 3.12    Material Customers and Suppliers.

(a)    Section 3.12(a) of the Disclosure Schedules sets forth for each of the two (2) most recent complete calendar years each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to fifty thousand dollars ($50,000.00) (collectively, the “Material Customers”) in either such calendar year. The Company has not received any written or other notice that any of its Material Customers has ceased, and to the knowledge of Sellers no Material Customer intends to cease, after the Closing, to purchase or use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b)    Section 3.12(b) of the Disclosure Schedules sets forth for each of the two (2) most recent complete calendar years each supplier that is not an employee of the Company to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to fifty thousand dollars ($50,000.00) (collectively, the “Material Suppliers”) in either such calendar year. The Company has not received any written or other notice that any of its Material Suppliers has ceased, and to the knowledge of Sellers no Material Supplier intends to cease intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 3.13    Government Contracts.

(a)    For purposes of this Section 3.13, the following terms have the following meanings:

(i)    The term “Government Contract” shall mean any prime contract, subcontract, purchase order, task order, delivery order, basic ordering agreement, pricing agreement, letter contract or other similar written arrangement of any kind, including all amendments, modifications and options thereunder or relating thereto between the Company, on the one hand, and: (a) any Governmental Authority; (b) any prime contractor of a Governmental Authority in its capacity as a prime contractor or any higher-tier subcontractor of a Governmental Authority in its capacity as a subcontractor; or (c) any lower-tier subcontractor to the Company, on the other hand, and includes any “Other Government Contract” as defined below. A task or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

(ii)    The term “Other Government Contract” means any prime contract with the U.S. Government held by another prime contractor or higher-tier subcontractor under which the Company is a subcontractor or lower-tier subcontractor thereto.

(b)    Section 3.13(b)(i), Section 3.13(b)(ii), and Section 3.13(b)(iii) of the Disclosure Schedules, respectively, set forth a complete and accurate list of (i) all of the Company’s Government Contracts currently in force and active, including those awaiting close out, as of the date of this Agreement; (ii) all of the Company’s outstanding quotations, bids and proposals for Government Contracts outstanding as of the date of this Agreement; and (iii) all of the Company’s Government Contracts which currently, or to Sellers’ knowledge will, experience cost, schedule, technical or quality problems resulting from actions or inactions by the Company or its subcontractors or vendors at any tier, that could reasonably be expected to result in claims against the Company (or its successors in interest) by the U.S. Government, a prime contractor or a higher-tier subcontractor.

(c)    The Company has provided or made available to Buyer true and complete copies of all Government Contracts, quotations, bids and proposals listed in Section 3.13(b)(i) and Section 3.13(b)(ii) of the Disclosure Schedules.

(d)    All of the Company’s Government Contracts listed (or required to be listed) in Section 3.13(b)(i) of the Disclosure Schedules (i) were legally awarded, and are binding on the other parties thereto, and (ii) are binding on the Company and are in full force and effect. The Company has not been notified in writing or otherwise that such Government Contracts (or, where applicable, the Other Government Contracts under which such Government Contracts were awarded) are currently the subject of bid or award protest proceedings, and to the Sellers’ knowledge such Government Contracts (or, where applicable, the Other Government Contracts under which such Government Contracts were awarded) will not become the subject of bid or award protest proceedings.

(e)    The Company has complied in all material respects with all statutory and regulatory requirements where and as applicable to the Company’s Government Contracts and the Company’s quotations, bids and proposals for Government Contracts.

(f)    The Company has complied with all material terms and conditions, including all clauses, provisions, specifications, and quality assurance, testing and inspection requirements of the Company’s Government Contracts, whether incorporated expressly, by reference or by operation of Law.

(g)    All facts (but excluding, for the avoidance of doubt, any forward-looking statements) set forth in or acknowledged by any representations, certifications or disclosure statements made or submitted by or on behalf of the Company in connection with the Company’s Government Contracts and each of the Company’s quotations, bids and proposals for Government Contracts were true and accurate as of the date of submission in all material respects.

(h)    The Company has complied in all material respects with all applicable representations, certifications and disclosure requirements under the Company’s Government Contracts and the Company’s quotations, bids and proposals for Government Contracts.

(i)    All of the written past performance evaluations submitted to the Contractor Performance Assessment Reporting System which have been provided to the Company during the three (3) years immediately preceding the date of this Agreement have been made available to Buyer.

(j)    Neither the U.S. Government nor any prime contractor or higher-tier subcontractor under a Government Contract, nor any other person has notified the Company in writing or otherwise, of any actual or alleged violation or breach of any statute, regulation, representation, certification, disclosure obligation, contract term, condition, clause, provision or specification of any Government Contract listed (or required to be listed) in Section 3.13(b)(i) of the Disclosure Schedules, and to the Sellers’ knowledge no such actual or alleged violation or breach exists.

(k)    To Sellers’ knowledge, no facts exist which could give rise to a claim for price adjustment under the Truth in Negotiations Act or to any other request for a reduction in the price of any of the Company’s Government Contracts listed (or required to be listed) in Section 3.13(b)(i) of the Disclosure Schedules.

(l)    The Company has complied with all requirements with respect to employment discussions with current government employees and restrictions placed on the employment of former government employees.

(m)    The Company has complied with all requirements necessary for it to maintain its facility security clearances.

(n)    The Company has not received any show cause, cure, deficiency, default or similar notice relating to any of the Government Contracts listed (or required to be listed) in Section 3.13(b)(i) of the Disclosure Schedules.

(o)    None of the Company’s Government Contracts has been terminated for default.

(p)    The Company has not received written notice terminating any of the Government Contracts listed (or required to be listed) in Section 3.13(b)(i) of the Disclosure Schedules for convenience, advising of an intention to terminate any of such Government Contracts for convenience, or that the government customer, prime contractor, or higher-tier subcontractor which let the contract will not exercise any remaining option period.

(q)    There are no outstanding claims or disputes relating to Government Contracts listed (or required to be listed) in Section 3.13(b)(i) of the Disclosure Schedules that have been asserted by the Company or, to the knowledge of the Sellers, by the U.S. Government, any prime contractor, any higher-tier subcontractor or any third party against the Company and, to the knowledge of the Sellers, no facts or allegations exist that could give rise to such a claim or dispute in the future.

(r)    The Company and its “Principals,” as defined in 48 CFR 52.209-5, have not been and are not now suspended, debarred or proposed for suspension or debarment from the award of any Government Contracts as a prime contractor or subcontractor.

(s)    Except as set forth in Section 3.13(s) of the Disclosure Schedules, to the Knowledge of the Sellers, the Company has not undergone and is not undergoing any audit, review, inspection, investigation, survey or examination of records relating to the Government Contracts listed (or required to be listed) in Section 3.13(b)(i) of the Disclosure Schedules, other than in the ordinary course of business, and, to the knowledge of the Sellers, there is no basis for any such audit, review, inspection, investigation, survey or examination of records, other than in the ordinary course of business.

(t)    The Company has not been and is not now, to the knowledge of the Sellers, under any administrative, civil or criminal investigation or indictment involving alleged false statements, false claims or other improprieties relating to the Company’s Government Contracts or quotations, bids and proposals for Government Contracts.

(u)    The Company has not been and is not now a party to any administrative or civil litigation involving alleged false statements, false claims or other improprieties relating to the Company’s Government Contracts or quotations, bids and proposals for Government Contracts.

(v)    The Company has not, directly or through a third party, made any offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any Person, including any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, applicable U.S. Government procurement laws, or any other laws relating to bribes, gratuities, kickbacks, lobbying expenditures, political contributions and contingent fee payments. “FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

(w)    Neither the U.S. Government nor any prime contractor or higher-tier subcontractor under a Government Contract has withheld or set off, or attempted to withhold or set off, monies due to the Company under any of the Company’s Government Contracts.

(x)    The Company’s cost accounting systems comply in all material respects with all applicable government procurement statutes and regulations and with the requirements of all of the Company’s Government Contracts.

(y)    Neither the U.S. Government nor any prime contractor or higher-tier subcontractor under a Government Contract listed (or required to be listed) in Section 3.13(b)(i) of the Disclosure Schedules has questioned or disallowed any costs claimed by the Company under any such Government Contract.

(z)    The Company has not made any assignments of, or been assigned, the Government Contracts listed (or required to be listed) in Section 3.13(b)(i) of the Disclosure Schedules or of any interests in such Government Contracts. The Company has not entered into any financing arrangements with respect to the performance of any Government Contract listed (or required to be listed) in Section 3.13(b)(i) of the Disclosure Schedules.

(aa)    Section 3.13(aa) of the Disclosure Schedules lists all items of U.S. Government property each having a value of at least $100 which has been provided to the Company pursuant to Government Contracts listed (or required to be listed) in Section 3.13(b)(i) of the Disclosure Schedules and which, as of the date of this Agreement, is in the Company’s possession.

(bb)    None of the Government Contracts listed (or required to be listed) in Section 3.13(b)(i) of the Disclosure Schedules were set aside or reserved based in part on the Company’s status as a Small Business Concern or as any “special status” Small Business Concern (as such term is defined in the applicable federal regulations).

Section 3.14    Insurance. Section 3.14 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of insurance the Company maintains relating to its assets, business, operations, employees, officers, and directors (collectively, the “Insurance Policies”). Such Insurance Policies: (a) are in full force and effect; (b) are valid and binding in accordance with their terms; and (c) have not been subject to any lapse in coverage. The Company has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have been paid. The Company is not in default under, nor has it otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy. The Insurance Policies are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound. Neither the Sellers nor any of their Affiliates (excluding the Company) maintain any current policies or binders of insurance relating to the Company’s assets, business, operations, employees, officers, and directors. For purposes of this Agreement: (x) “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; and (y) the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other ownership interests, by contract, or otherwise.

Section 3.15    Legal Proceedings; Governmental Orders.

(a)    There are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity (collectively, “Actions”) pending or, to Sellers’ knowledge, threatened against or by the Company, Sellers, or any Affiliate of Sellers: (i) relating to or affecting the Company or any of the Company’s properties or assets; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may reasonably be expected to give rise to, or serve as a basis for, any such Action.

(b)    To Sellers’ knowledge, there are no outstanding Governmental Orders against, relating to, or affecting the Company or any of its properties or assets.

Section 3.16    Compliance with Laws; Permits.

(a)    The Company has complied, and is now complying, with all Laws applicable to it or its business, properties, or assets.

(b)    All permits, licenses, franchises, approvals, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from Governmental Authorities (collectively, “Permits”) in order for the Company to conduct its business, have been obtained and are valid and in full force and effect. Section 3.16(b) of the Disclosure Schedules lists all current Permits issued to the Company. No event has occurred that would reasonably be expected to result in the revocation or expiration of any such Permit.

Section 3.17    Environmental Matters.

(a)    The terms: (i) “Environmental Laws” means all Laws, now or hereafter in effect, in each case as amended or supplemented from time to time, relating to the regulation and protection of human health, safety, the environment, and natural resources, including any federal, state, or local transfer of ownership notification or approval statutes; and (ii) “Hazardous Substances” means: (A) “hazardous materials,” “hazardous wastes,” “hazardous substances,” “industrial wastes,” or “toxic pollutants,” as such terms are defined under any Environmental Laws; (B) any other hazardous or radioactive substance, contaminant, or waste; and (C) any other substance with respect to which any Environmental Law or Governmental Authority requires environmental investigation, regulation, monitoring, or remediation.

(b)    The Company has complied, and is now complying, with all Environmental Laws. Neither the Company nor Sellers have received notice from any Person that the Company, its business or assets, or any real property currently or formerly owned, leased, or used by the Company is or may be in violation of any Environmental Law or any applicable Law regarding Hazardous Substances.

Section 3.18    Employee Benefit Matters.

(a)    Section 3.18(a) of the Disclosure Schedules contains a true and complete list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (as amended, and including the regulations thereunder, “ERISA”), whether or not written and whether or not subject to ERISA, and each supplemental retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, equity, change in control, retention, severance, salary continuation, and other similar agreement, plan, policy, program, practice, or arrangement which is or has been established, maintained, sponsored, or contributed to by the Company or under which the Company has or may have any Liability (each, a “Benefit Plan”).

(b)    For each Benefit Plan, Sellers have made available to Buyer accurate, current, and complete copies of each of the following: (i) the plan document with all amendments, or if not reduced to writing, a written summary of all material plan terms; (ii) any written contracts and arrangements related to such Benefit Plan, including trust agreements or other funding arrangements, and insurance policies, certificates, and contracts; (iii) in the case of a Benefit Plan intended to be qualified under Section 401(a) of the Code, the most recent favorable determination or national office approval letter issued by the Internal Revenue Service and any legal opinions issued thereafter with respect to the Benefit Plan’s continued qualification; (iv) the most recent Form 5500 filed with respect to such Benefit Plan; and (v) any material notices, audits, inquiries, or other correspondence from, or filings with, any Governmental Authority relating to the Benefit Plan.

(c)    Each Benefit Plan and related trust has been established, administered, and maintained in accordance with its terms and in substantial compliance with all applicable Laws (including ERISA and the Code). Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a civil action, penalty, surcharge, or Tax under applicable Law or which would jeopardize the previously-determined qualified status of any Benefit Plan. All benefits, contributions, and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles. Benefits accrued under any unfunded Benefit Plan have been paid, accrued, or adequately reserved for to the extent required by GAAP.

(d)    The Company has not incurred and does not reasonably expect to incur: (i) any Liability under Title I or Title IV of ERISA, any related provisions of the Code, or applicable Law relating to any Benefit Plan; or (ii) any Liability to the Pension Benefit Guaranty Corporation. No complete or partial termination of any Benefit Plan has occurred or is expected to occur.

(e)    The Company has not now or at any time within the previous six (6) years contributed to, sponsored, or maintained: (i) any “multiemployer plan” as defined in Section 3(37) of ERISA; (ii) any “single-employer plan” as defined in Section 4001(a)(15) of ERISA; (iii) any “multiple employer plan” as defined in Section 413(c) of the Code; (iv) any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA; (v) a leveraged employee stock ownership plan described in Section 4975(e)(7) of the Code; or (vi) any other Benefit Plan subject to required minimum funding requirements.

(f)    Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason.

(g)    Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will, either alone or in combination with any other event: (i) entitle any current or former director, officer, employee, independent contractor, or consultant of the Company to any severance pay, increase in severance pay, or other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Company to amend or terminate any Benefit Plan; (iv) increase the amount payable under any Benefit Plan; (v) result in any “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

Section 3.19    Employment Matters.

(a)    Section 3.19(a) of the Disclosure Schedules lists: (i) all employees, independent contractors, and consultants of the Company; and (ii) for each individual described in clause (i), (A) the individual’s title or position, hire date, and compensation, (B) any Contracts entered into between the Company and such individual, and (C) the fringe benefits provided to each such individual. The Company has paid to all employees, independent contractors, and consultants of the Company all compensation that is due and payable in accordance with any applicable Contract, Law, or the Company’s regular payroll practices prior to the Closing Date.

(b)    The Company is not, and has not been, a party to or bound by any collective bargaining agreement or other Contract with a union or similar labor organization (collectively, “Union”), and no Union has represented or purported to represent any employee of the Company. There has never been, nor to the Sellers’ knowledge has there been any threat of, any strike, work stoppage, slowdown, picketing, or other similar labor disruption or dispute on the part of the Company’s employees.

(c)    The Company is and has been in compliance with: (i) all applicable employment Laws and agreements regarding hiring, employment, termination of employment, plant closings and mass layoffs, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, engagement and classification of independent contractors, payroll taxes, and immigration with respect to all employees, independent contractors, and contingent workers; and (ii) all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing employees of the Company.

Section 3.20    Taxes.

(a)    All returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns and claims for refund) (collectively, “Tax Returns”) required to be filed by the Company on or before the Closing Date have been timely filed. Such Tax Returns are true, correct, and complete in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company. Sellers have delivered to Buyer copies of all Tax Returns and examination reports of the Company and statements of deficiencies assessed against, or agreed to by, the Company, for all Tax periods ending after December 31. 2016. The term “Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto.

(b)    At all times since its formation through the Closing Date, the Company has been classified for U.S. federal income Tax purposes (and any corresponding state, local or foreign income Tax purposes) as an S corporation within the meaning of Section 1361(a) of the Code.

(c)    The Company has not been a member of an affiliated, combined, consolidated, or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local, or foreign Law), as transferee or successor, by contract, or otherwise.

(d)    There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(e)    Neither of the Sellers is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

Section 3.21    Books and Records. The minute books and share record and transfer books of the Company, all of which have been made available to Buyer, are complete and correct.

Section 3.22    Buyer Shares.

(a)    Each Seller is receiving the Buyer Shares for investment purposes only for its own account, not as a nominee or agent, and has no present intention of selling, transferring or otherwise distributing any Buyer Shares and has no Contract, undertaking, or other arrangement with any Person to sell, transfer or distribute any Buyer Shares.

(b)    Each Seller has been advised and understands that the Buyer Shares (i) have been issued in reliance upon one or more exemptions from the registration requirements of the Securities Act and any applicable state securities Laws and (ii) have not been and shall not be registered under the Securities Act or any applicable state securities Laws and, therefore, must be held indefinitely and cannot be resold unless such Buyer Shares are registered under the Securities Act, and all applicable state securities Laws, unless exemptions from registration are available. Each Seller is aware that Buyer is under no obligation hereunder to register the Buyer Shares or to permit sales under Regulation A of the Securities Act.

(c)    Each Seller has completed its own independent inquiry and has relied fully upon the advice of its own legal counsel, accountant, financial and other advisors in determining the legal, Tax, financial and other consequences of this Agreement and the receipt of the Buyer Shares.

(d)    Each Seller acknowledges that Buyer has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided by Buyer in this Agreement. Sellers are not relying and have not relied on any representations or warranties by Buyer whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties made by Buyer in this Agreement.

(e)    Each Seller has reviewed with its Tax advisor the U.S. federal, state, local, foreign and other Tax consequences of the transactions contemplated by this Agreement (including the receipt and ownership of the Buyer Shares). Each Seller acknowledges and agrees that except as otherwise explicitly set forth herein no Person is making any representation or warranty as to the U.S. federal income Tax characteristics of Buyer or the U.S. federal, state, local, foreign or other Tax consequences to Sellers as a result of the transactions contemplated by this Agreement (including the receipt and ownership of the Buyer Shares to the extent applicable). Each Seller understands that it will be responsible for its own Tax liability that may arise as a result of the transactions contemplated by this Agreement.

Section 3.23    Brokers. Except for Quantive, LLC, no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Sellers.

Section 3.24    Full Disclosure. No representation or warranty by Sellers or the Company in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Section 3.25    No Other Representations and Warranties. Except for the representations and warranties of Sellers expressly set forth in this Article III and not in limitation hereof, none of Sellers, nor any other person, makes, and Sellers, other than in connection with any fraud, hereby expressly disclaim, any other express or implied representation or warranty, of any kind or nature.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Sellers that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01    Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Virginia. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, and to issue the Buyer Shares in accordance with the terms hereof and thereof. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Buyer Shares, have been duly authorized by all requisite corporate action on the part of Buyer and no further consent or authorization is required by Buyer, its board of directors or its stockholders. This Agreement and each Transaction Document constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 4.02    Capitalization. The authorized capital stock of Buyer consists of 30,000,000 shares of common stock, par value $0.01 per share. As of March 29, 2021, there were (a) 11,617,426 outstanding shares of Buyer’s common stock, (b) outstanding stock options to purchase an aggregate of 1,395,000 shares of Buyer’s common stock, (c) no shares of Buyer’s common stock were subject to outstanding restricted share unit awards, (d) no shares of Buyer’s common stock were subject to outstanding performance share unit awards and (e) 369,000 additional shares of Buyer’s common stock were reserved for issuance pursuant to Buyer’s stock plans. There are no other outstanding options, warrants or similar rights to purchase Buyer’s common stock.

Section 4.03    Issuance of Buyer Shares. The issuance of the Buyer Shares is duly authorized. Upon issuance of the Buyer Shares in accordance with the terms of the Transaction Documents, the Buyer Shares shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances, including all preemptive or similar rights, other than restrictions on transfer provided by applicable Law, and each Seller shall be entitled to all rights accorded to a holder of Buyer’s common stock.

Section 4.04    No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Buyer Shares), do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, by-laws, or other governing documents of Buyer; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice, declaration, or filing with or other action by any Person or require any Permit, license, or Governmental Order.

Section 4.05    Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof or any other security related thereto within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Buyer acknowledges that Sellers have not registered the offer and sale of the Shares under the Securities Act or any state securities laws, and that the Shares may not be pledged, transferred, sold, offered for sale, hypothecated, or otherwise disposed of except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.06    Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 4.07    Acknowledgment Regarding Issuance of Buyer Shares to Sellers. Buyer acknowledges and agrees that each Seller is acting solely in the capacity of an arm’s length party with respect to the Transaction Documents and the transactions contemplated hereby and thereby and that no Seller is (i) an officer or director of Buyer, (ii) an “affiliate” of Buyer (as defined in Rule 144) or (iii) to the knowledge of Buyer, a “beneficial owner” (as defined for purposes of Rule 13d-3 of the 1934 Act) of more than 10% of the Buyer common stock. Buyer further acknowledges that no Seller is acting as a financial advisor or fiduciary of Buyer (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby.

Section 4.08     Disclosure Reports. Buyer’s shares are currently registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Such shares are currently quoted for trading on the OTCQB and Buyer files quarterly, annual and interim reports in compliance with the Exchange Act and the requirements of the OTCQB (the “Exchange Act Reports”). Buyer’s Exchange Act Reports (a) at the time filed, (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) complied in all material respects with the applicable requirements of the relevant securities laws and other applicable laws, and (b) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amended or superseded filing) contain any untrue statement of a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The only offering of securities which Buyer has undertaken in the past three years (x) was made pursuant to a valid exemption from registration, (y) complied in all material respects with the applicable requirements of the securities laws and other applicable laws, except for immaterial late “Blue Sky” filings, including disclosure and broker/dealer registration requirements, and (z) was solely made to accredited investors within the meaning of Regulation D promulgated under the Securities Act.

Section 4.09    Financial Statements. The financial statements of Buyer (including, in each case, any notes thereto) included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Securities Exchange Commission (the “SEC”) with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles in the United States applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of Buyer as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. As of the date of this Agreement and as of the Closing Date, there are no outstanding or unresolved comments received from the staff of the SEC with respect to the SEC Reports, and to Buyer’s knowledge, none of the SEC Reports is the subject of any ongoing SEC review or investigation.

Section 4.10     Compliance Matters. Buyer has not, in the twelve (12) months preceding the date hereof, received notice from any trading market on which Buyer’s common stock is or has been quoted to the effect that Buyer is not in compliance with the listing or maintenance requirements of such trading market. Buyer is in compliance with all such maintenance requirements and the consummation of the transactions contemplated by this Agreement and the Transaction Documents do not violate the marketplace rules of any such trading market.

ARTICLE V

COVENANTS

Section 5.01    Confidentiality. From and after the Closing, Sellers shall, and shall cause their Affiliates and each of their respective directors, officers, employees, consultants, counsel, accountants, and other agents (collectively, “Representatives”) to, hold in confidence any and all confidential information, in any form, concerning the Company, except to the extent that Sellers can show that such information: (a) is generally available to the public through no fault of Sellers, any of their Affiliates, or their respective Representatives; or (b) is lawfully acquired by Sellers, any of their Affiliates, or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by any obligation. If Sellers or any of their Affiliates or their respective Representatives are compelled to disclose any confidential information concerning the Company by Governmental Order or Law, Sellers shall (i) promptly notify Buyer in writing (unless legally prohibited from doing so), (ii) shall disclose only that portion of such information which is legally required to be disclosed, and (iii) use its reasonable best efforts to assist Buyer and the Company in order for them to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.02    Non-Competition; Non-Solicitation.

(a)    For a period of three (3) years commencing on the Closing Date (the “Restricted Period”), Sellers shall not directly or indirectly:

(i)    execute any Government Contract for the provision of cybersecurity, cloud migration, cloud services, dashboard development, or software development which is a small business set aside or has a total contract value (including option years) of $20,000,000 or less (the “Restricted Business”);

(ii)    submit or assist with any bid, quotation, proposal, or offer—as a prime contractor, subcontractor, team member, or otherwise—with respect to any re-competition of any Government Contract listed in Section 3.13(b)(i) of the Disclosure Schedules;

(iii)    submit or assist with any bid, quotation, proposal, or offer—as a prime contractor, subcontractor, team member, or otherwise—with respect to any quotation, bid, or proposal listed in Section 3.13(b)(ii) of the Disclosure Schedules; or

(iv)    submit or assist with any bid, quotation, proposal, or offer—as a prime contractor, subcontractor, team member, or otherwise—for any Government Contract with respect to the Restricted Business.

Notwithstanding the foregoing, Sellers may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Sellers are not controlling Persons of, or a member of a group which controls, such Person and do not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person.

(b)    During the Restricted Period, Sellers shall not, and shall not permit any of their Affiliates to, directly or indirectly, hire or solicit any current or former employee of the Company or encourage any employee to leave the Company’s employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, however, nothing in this Section 5.02(b) shall prevent Sellers or any of their Affiliates from hiring: (i) any employee terminated by the Company; or (ii) after one hundred eighty (180) days from the date of resignation, any employee that has resigned from the Company.

(c)    Sellers acknowledge that a breach or threatened breach of this Section 5.02 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Sellers of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, or specific performance (without any requirement to post bond).

(d)    Sellers acknowledge that the restrictions contained in this Section 5.02 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.02 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction or any Governmental Order, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law or such Governmental Order. The covenants contained in this Section 5.02 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.03    Governmental Approvals and Consents.

(a)    Each party hereto shall, as promptly as possible, make, or cause or be made, all filings, notices and submissions required under any Law applicable to such party or any of its Affiliates to all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents.

(b)    If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, Sellers shall, subsequent to the Closing, cooperate with Buyer and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, Sellers shall use their reasonable best efforts to provide the Company with the rights and benefits of the affected Contract for the term thereof, and, if Sellers provide such rights and benefits, the Company shall assume all obligations and burdens thereunder.

(c)    All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Sellers or the Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(d)    Notwithstanding the foregoing, nothing in this Section 5.03 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 5.04    Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents and instruments and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 5.05    Buyer Reports Under Exchange Act. From and after the Closing for a period of no less than one (1) year, Buyer shall remain a public reporting company having its shares of common stock quoted on the OTCQB or an exchange.

Section 5.06    Removal of Legends. The legend set forth on each certificate, instrument or book entry representing the Buyer Shares regarding restrictions on transfer shall be removable and Buyer, upon request of Seller, shall issue or cause to be issued a certificate, instrument or book entry evidence of ownership without such legend or any other legend to such transferring Seller when such shares are freely tradable under SEC Rule 144 without any limitation.

ARTICLE VI
TAX MATTERS

Section 6.01    Tax Covenants.

(a)    Without the prior written consent of Buyer, Sellers shall not, to the extent it may affect or relate to the Company: (i) make, change, or rescind any Tax election; (ii) amend any Tax Return; (iii) take any position on any Tax Return; or (iv) take any action, omit to take any action, or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company, in respect of any taxable period that begins after the Closing Date or, in respect of any taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any Straddle Period beginning after the Closing Date.

(b)    All transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents shall be borne and paid by Sellers when due. Sellers shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(c)    Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to any taxable period or portion thereof ending on or before the Closing Date and all Straddle Period Tax Returns. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method.

Section 6.02    Straddle Period. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are allocated to Pre-Closing Tax Periods (as defined in Section 6.04) for purposes of this Agreement shall be: (a) in the case of Taxes: (i) based upon, or related to, income, receipts, profits, wages, capital, or net worth; (ii) imposed in connection with the sale, transfer, or assignment of property; or (iii) required to be withheld, the amount of Taxes which would be payable if the taxable year ended with the Closing Date; and (b) in the case of other Taxes, the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.03    Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date neither the Company, Sellers, nor any of Sellers’ Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 6.04    Tax Indemnification. Sellers shall indemnify the Company, Buyer, and each Buyer Indemnitee (as defined in Section 7.01) and hold them harmless from and against (a) any loss, damage, liability, deficiency, Action, judgment, interest, award, penalty, fine, cost or expense of whatever kind (collectively, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification under this Agreement, “Losses”) attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.20; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking, or obligation in Article VI; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods (as defined below); (d) all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state, or local Law; and (e) any and all Taxes of any Person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, Sellers shall reimburse Buyer for any Taxes of the Company that are the responsibility of Sellers pursuant to this Section 6.04 within ten days after payment of such Taxes by Buyer or the Company. The term “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

Section 6.05    Cooperation and Exchange of Information. Sellers and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VI or in connection with any proceeding in respect of Taxes of the Company, including providing copies of relevant Tax Returns and accompanying documents. Each of Sellers and Buyer shall retain all Tax Returns and other documents in its possession relating to Tax matters of the Company for any Pre-Closing Tax Period (collectively, “Tax Records”) until the expiration of the statute of limitations of the taxable periods to which such Tax Records relate.

Section 6.06    Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this ARTICLE VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 6.07    Payments to Buyer. Any amounts payable to Buyer pursuant to this ARTICLE 5.05 shall be satisfied: (i) from the Indemnification Escrow Fund; and (ii) to the extent such amounts exceed the amount available to Buyer in the Indemnification Escrow Fund, from Sellers.

Section 6.08    Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of this Article VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus sixty (60) days.

ARTICLE VII
INDEMNIFICATION

Section 7.01    Indemnification by Sellers. Subject to the other terms and conditions of this Article VII, Sellers shall indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to, or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of Sellers or the Company contained in this Agreement or the other Transaction Documents; or

(b)    any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement or the other Transaction Documents.

Section 7.02    Indemnification by Buyer. Subject to the other terms and conditions of this Article VII, Buyer shall indemnify and defend Sellers (the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to, or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or the other Transaction Documents; or

(b)    any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement.

Section 7.03    Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party asserting a right to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 7.04    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.20 which are subject to Article VI) and all related rights to indemnification shall survive the Closing and shall remain in full force and effect until for a period of eighteen (18) months from and after the Closing Date; provided, however, the representations and warranties in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.13, Section 3.18, and Section 3.23 (the “Fundamental Representations”) shall survive indefinitely. Subject to Article VI, all covenants and agreements of the parties contained herein shall survive the Closing indefinitely unless another period is explicitly specified herein. Notwithstanding the foregoing, any claims which are timely asserted in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 7.05    Limitations.

(a)    Sellers shall not be liable to the Buyer Indemnitees for indemnification under Section 7.01(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.01(a) exceeds Twenty Five Thousand Dollars ($25,000.00) (the “Basket”), in which event Sellers shall be required to pay or be liable only for Losses in excess of the Basket. In the absence of fraud, the aggregate amount of all Losses for which Seller shall be liable pursuant to Section 7.01(a) shall not exceed Five Hundred Seventy Five Thousand Dollars ($575,000) (the “Cap”).

(b)    Buyer shall not be liable to Sellers for indemnification under Section 7.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.02(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses in excess of the Basket. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 7.02(a) shall not exceed the Cap.

(c)    Notwithstanding the foregoing, the limitations set forth in Section 7.05(a) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Fundamental Representation.

(d)    For purposes of this Article VII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, material adverse effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 7.06    Payments. Any Losses payable to a Buyer Indemnitee pursuant to this Article VII shall be satisfied: (i) from the Indemnification Escrow Fund; and (ii) to the extent the amount of Losses exceeds the amounts available to the Buyer Indemnitee in the Indemnification Escrow Fund, from Sellers. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law. No Buyer Indemnitee or Seller Indemnitee will be entitled to recover for any punitive damages arising in connection with or with respect to the indemnification provisions hereof, except to the extent such damages are awarded to a third party. Any amounts payable under this Article VII shall be calculated net of actual recoveries under existing insurance policies (calculated net of any actual collection costs and reserves, and deductibles).

Section 7.07    Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event, or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.20 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking, or obligation in Article VI) shall be governed exclusively by Article VI hereof.

Section 7.08    Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

Section 7.09    Cumulative Remedies. The rights and remedies provided for in this Article VII (and in Article VI) are cumulative and are in addition to and not in substitution for any other rights and remedies available at Law or in equity or otherwise.

ARTICLE VIII
MISCELLANEOUS

Section 8.01    Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided, however, Sellers shall pay all amounts payable to Quantive, LLC.

Section 8.02    Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, if sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to Sellers:	11104 Potomac View Drive Potomac, MD 20854 Email: dm_tortorelli@yahoo.com & hj_mackay@yahoo.com Attention: David & Heather Tortorelli

with a copy (which shall not constitute notice) to:	Hirschler Fleischer 2100 East Cary Street Richmond, VA 23223 Email: benglish@hirschlerlaw.com Attention: J. Benjamin English, Esq.

If to Buyer:	Information Analysis Incorporated 11240 Waples Mill Road #201 Fairfax, VA 22030 Email: sreese@infoa.com Attention: Stan Reese, Chief Executive Officer

with a copy (which shall not constitute notice) to:	Greenberg Traurig, LLP 1750 Tysons Boulevard #1000 McLean, VA 22102 Email: wishnerm@gtlaw.com Attention: Mark Wishner, Shareholder

Section 8.03    Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 8.04    Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

Section 8.05    Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, any exhibits, and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 8.06    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 8.07    Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof. No single or partial exercise of any right or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 8.08    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)    All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Virginia without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Virginia or any other jurisdiction). Any legal suit, action, proceeding, or dispute arising out of or related to this Agreement, the other Transaction Documents, or the transactions contemplated hereby or thereby may be instituted in the federal courts of the United States of America or the courts of the Commonwealth of Virginia, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute.

(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS AND SCHEDULES ATTACHED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (II) EACH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 8.09    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLERS: DAVID TORTORELLI Signed:_____________________ HEATHER TORTORELLI Signed:_____________________

COMPANY: TELLENGER, INC. By:_____________________ Heather Tortorelli Chief Executive Officer

BUYER: INFORMATION ANALYSIS INCORPORATED By:_____________________ Stan Reese Chief Executive Officer

EXHIBIT A

DEFINITIONS CROSS-REFERENCE TABLE

The following terms have the meanings set forth in the location in this Agreement referenced below:

Term	Section
“Actions”	Section 3.15(a)
“Affiliate”	Section 3.14
“Agreement”	Preamble
“Balance Sheet”	Section 3.06
“Balance Sheet Date”	Section 3.06
“Benefit Plans”	Section 3.18(a)
“Buyer”	Preamble
“Buyer Indemnitees”	Section 7.01
“Buyer Shares”	Section 2.03(a)(ii)
“Basket”	Section 7.05(a)
“Cap”	Section 7.05(a)
“Closing”	Section 2.01
“Closing Date”	Section 2.01
“Closing Date Payment”	Section 2.04(a)
“Closing Indebtedness Certificate”	Section 2.02(j)
“Closing Transaction Expenses Certificate”	Section 2.02(k)
“Closing Working Capital”	Section 2.04(b)(i)
“Closing Working Capital Statement”	Section 2.04(b)(i)
“Code”	Section 2.02(i)
“Company”	Recitals
“Company Intellectual Property”	Section 3.11(b)
“Company IP Registrations”	Section 3.11(b)
“Contracts”	Section 3.05
“Disclosure Schedules”	Section 3.02
“Disputed Amounts”	Section 2.04(c)(iii)
“Encumbrance”	Section 1.01
“Environmental Laws”	Section 3.17(a)
“ERISA”	Section 3.18(a)
“Escrow Agent”	Section 2.03(c)
“Escrow Agreement”	Section 2.02(d)
“Estimated Closing Working Capital”	Section 2.04(a)(ii)
“Estimated Closing Working Capital Statement”	Section 2.04(a)(ii)
“FCPA”	Section 3.13(v)
“Financial Statements”	Section 3.06
“Fundamental Representations”	Section 7.04
“GAAP”	Section 4.09
“Government Contract”	Section 3.13(a)(i)
“Governmental Authority”	Section 2.02(e)
“Governmental Order”	Section 3.05
“Hazardous Substances”	Section 3.17(a)

Term	Section
“Indebtedness”	Section 2.02(j)
“Indemnification Escrow Fund”	Section 2.03(c)(ii)
“Indemnified Party”	Section 7.03
“Indemnifying Party”	Section 7.03
“Independent Accountant”	Section 2.04(c)(iii)
“Insurance Policies”	Section 3.14
“Intellectual Property”	Section 3.11(a)
“Law”	Section 3.05
“Liabilities”	Section 3.07
“Losses”	Section 6.04
“Material Contracts”	Section 3.09(a)
“Material Customers”	Section 3.12(a)
“Material Suppliers”	Section 3.12(b)
“Other Government Contract”	Section 3.13(a)(ii)
“Permits”	Section 3.16(b)
“Person”	Section 3.03(b)
“Pre-Closing Tax Period”	Section 6.04
“Post-Closing Adjustment”	Section 2.04(b)(ii)
“Purchase Price”	Section 1.02
“Purchase Price Adjustment Escrow Fund”	Section 2.03(c)(i)
“Real Property”	Section 3.10(a)
“Representatives”	Section 5.01
“Resolution Period”	Section 2.04(c)(ii)
“Restricted Business”	Section 5.02(a)
“Restricted Period”	Section 5.02(a)
“Review Period”	Section 2.04(c)(i)
“Securities Act”	Section 4.05
“Sellers”	Preamble
“Seller Indemnitees”	Section 7.02
“Shares”	Recitals
“Statement of Objections”	Section 2.04(c)(ii)
“Straddle Period”	Section 6.01(a)
“Target Working Capital”	Section 2.04(a)(i)(A)
“Taxes”	Section 3.20(a)
“Tax Records”	Section 6.05
“Tax Returns”	Section 3.20(a)
“Transaction Documents”	Section 2.02(b)
“Transaction Expenses”	Section 2.02(k)
“Undisputed Amounts”	Section 2.04(c)(ii)
“Union”	Section 3.19(b)
“Working Capital”	Section 2.04(a)(ii)